                                                                  EXHIBIT 3.2(d)


                              OPERATING AGREEMENT
                                      FOR
                    IMPERIAL CREDIT FRANCHISE MORTGAGE LLC
                    A CALIFORNIA LIMITED LIABILITY COMPANY


     This Operating Agreement, is made as of June 30, 1995, by and between the parties listed on the signature pages hereof, with reference to the following facts:

     A. On June 30, 1995, Articles of Organization for IMPERIAL CREDIT FRANCHISE MORTGAGE LLC (the "Company"), a limited liability company organized under the laws of the State of California, were filed with the California Secretary of State.

     B. The parties desire to adopt and approve an operating agreement for the Company.

     NOW, THEREFORE, the parties by this Agreement set forth the operating agreement for the Company under the laws of the State of California upon the terms and subject to the conditions of this Agreement.


                                   ARTICLE I

                                  DEFINITIONS


     When used in this Agreement, the following terms shall have the meanings set forth below (all terms used in this Agreement that are not defined in this Article I shall have the meanings set forth elsewhere in this Agreement):

     1.1  "Act" shall mean the Beverly-Killea Limited Liability Company Act,
           ---
codified in the California Corporations Code, Section 17000 et seq., as the same
                                                            -- ---
may be amended from time to time.

     1.2  "Affiliate" of a Member or Manager shall mean any Person, directly or
           ---------
indirectly, through one or more intermediaries, controlling, controlled by, or under common control with a Member or Manager, as applicable. The term "control," as used in the immediately preceding sentence, shall mean with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

     1.3  "Agreement" shall mean this Operating Agreement, as originally
           ---------
executed and as amended from time to time.

     1.4  "Assignment and Assumption" shall mean that Assignment and Assumption
           -------------------------
of Asset Rights by and between the Company and FMAC dated as of June 30, 1995 relating to the Transferred Interests.

     1.5  "Articles" shall mean the Articles of Organization for the Company
           --------
originally filed with the California Secretary of State and as amended from time to time.

     1.6  "Assignee" shall mean the owner of an Economic Interest who has not
           --------
been admitted as a substitute Member in accordance with Article VII.

     1.7  "Bankruptcy" shall mean: (a)the filing of an application by a Member
           ----------
for, or his or her consent to, the appointment of a trustee, receiver, or custodian of his or her other assets; (b) the entry of an order for relief with respect to a Member in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (c) the making by a Member of a general assignment for the benefit of creditors; (d) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of the assets of a Member unless the proceedings and the person appointed are dismissed within ninety (90) days; or (e) the failure by a Member generally to pay his or her debts as the debts become due within the meaning of
Section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court, or the admission in writing of his or her inability to pay his or her debts as they become due.

     1.8  "Capital Account" shall mean with respect to any Member the capital
           ---------------
account which the Company establishes and maintains for such Member pursuant to
Section 3.3.

     1.9  "Capital Contribution" shall mean the total amount of cash and fair
           --------------------
market value of property contributed to the Company by Members.

     1.10  "Closing Date" shall have the meaning ascribed to it in Section
            ------------
8.9.2.

     1.11  "Code" shall mean the Internal Revenue Code of 1986, as amended from
            ----
time to time, the provisions of succeeding law, and to the extent applicable, the Regulations.

     1.12  "Company" shall mean Imperial Credit Franchise Mortgage LLC, a
            -------
California limited liability company.

     1.13  "Company Minimum Gain" shall have the meaning ascribed to the term
            --------------------
"Partnership Minimum Gain" in the Regulations Section 1.704-2(d).

     1.14  "Corporations Code" shall mean the California Corporations Code, as
            -----------------
amended from time to time, and the provisions of succeeding law.

     1.15  "Dissolution Event" shall mean with respect to any Member one or more
            -----------------
of the following: the death, insanity, withdrawal, resignation, retirement, expulsion, Bankruptcy or dissolution of any Member.

     1.16  "Distributable Cash" shall mean the amount of cash to be distributed
            ------------------
to the Members as provided in this Agreement.

     1.17  "Economic Interest" shall mean the right to receive distributions of
            -----------------
the Company's assets and allocations of income, gain, loss, deduction, credit and similar items from the Company pursuant to this Agreement and the Act, but shall not include any other rights of a Member, including, without limitation, the right to vote or participate in the management of the Company, or except as provided in Section 17106 of the Corporations Code, any right to information concerning the business and affairs of the Company.

     1.18  "Enforceability Exceptions" means bankruptcy, insolvency,
            -------------------------
reorganization, moratorium or other similar laws now or hereafter in effect affecting generally the enforcement of creditors' rights.

     1.19  "Employment Agreement" shall mean that Employment Agreement dated as
            --------------------
of June 30, 1995 by and between Knyal and the Company.

     1.20  "Fiscal Year" shall mean the Company's fiscal year, which shall be
            -----------
the calendar year.

     1.21  "FMAC" means Franchise Mortgage Acceptance Corporation, a California
            ----
corporation.

     1.22  "Former Member" shall have the meaning ascribed to it in Section 8.1.
            -------------

     1.23  "Former Member's Interest" shall have the meaning ascribed to it in
            ------------------------
Section 8.1.

     1.24  "GAAP Income" shall mean the income of the Company determined in
            -----------
accordance with generally accepted accounting principles; provided, however, that, in any event and whether or not recognized in accordance with such principles, the present value of any equity, debt, or other interests retained by the Company in any loans, leases or other financial accommodations which are securitized, sold or otherwise disposed of by the Company shall be included in the income of the Company in the year in which any such securitization, sale or disposition occurs.

     1.25  "ICII" shall mean Imperial Credit Industries, Inc., a California
            ----
corporation.

     1.26  "Knyal" shall mean Wayne Knyal, an individual.
            -----

     1.27  "Law" means any federal, state, local or foreign law (including
            ---
common law), statute, code, ordinance, rule, or regulation, including but not limited to the Truth-in-Lending Act.

     1.28  "Legal Proceeding" means any judicial, administrative or arbitral
            ----------------
action, suit, proceeding (public or private), claim, investigation or governmental proceeding.

     1.29  "Lien" means any lien, pledge, mortgage, deed of trust, security
            ----
interest, claim, lease, charge, option, right of first refusal, easement or other real estate declaration, covenant, condition, restriction or servitude, transfer restriction under any shareholder or similar agreement or encumbrance.

     1.30  "Majority Interest" shall mean those Members who hold a majority of
            -----------------
the Percentage Interests which all Members hold.

     1.31  "Manager" shall mean each of the persons listed on Exhibit A to this
            -------
Agreement or any other persons that succeed any of them as a Manager of the Company.

     1.32  "Member" shall mean each Person who (a) is an initial signatory to
            ------
this Agreement, has been admitted to the Company as a Member in accordance with the Articles or this Agreement or is an Assignee who has become a Member in accordance with Article VII, and (b) has not become the subject of a Dissolution Event or ceased to be a Member in accordance with Article VIII or for any other reasons.

     1.33  "Member Nonrecourse Debt" shall have the meaning ascribed to the term
            -----------------------
"Partner Nonrecourse Debt" in Regulations Section 1.704-2(b)(4).

     1.34  "Member Nonrecourse Deductions" shall mean items of Company loss,
            -----------------------------
deduction, or Code Section 705(a)(2)(B) expenditures which are attributable to Member Nonrecourse Debt.

     1.35  "Membership Interest" shall mean a Member's entire interest in the
            -------------------
Company including the Member's Economic Interest, the right to vote on or participate in the management, and the right to receive information concerning the business and affairs, of the Company.

     1.36  "Net Profits" and "Net Losses" shall mean the income, gain, loss and
            ----------------------------
deductions of the Company in the aggregate or separately stated, as appropriate, determined in accordance with the method of accounting at the close of each Fiscal Year on the Company's information tax return filed for federal income tax purposes.

     1.37  "Nonrecourse Liability" shall have the meaning set forth in
            ---------------------
Regulations Section 1.752-1(a)(2).

     1.38  "Order" means any order, injunction, judgment, decree, ruling, writ,
            -----
assessment or arbitration award.

     1.39  "Percentage Interest" shall mean the percentage of a Member set forth
            -------------------
opposite the name of such Member under the column "Member's Percentage Interest" in Exhibit A hereto, as such percentage may be adjusted from time to time pursuant to the terms of this Agreement.

     1.40  "Permit" means any written approval, authorization, consent
            ------
franchise, license, permit or certificate by any Governmental Body.

     1.41  "Person" shall mean an individual, partnership, limited partnership,
            ------
limited liability company, corporation, trust, estate, association or any other entity.

     1.42  "Regulations" shall, unless the context clearly indicates otherwise,
            -----------
mean the regulations in force as final or temporary that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code, and any successor regulations.

     1.43  "Remaining Members" shall have the meaning ascribed to it in Section
            -----------------
8.1.

     1.44  "Sale Option" shall have the meaning ascribed to it in Section 8.9.2.
            -----------

     1.45  "Transferred Interests" shall mean all of FMAC's rights, duties and
            ---------------------
obligations in, to and under (i) that certain Servicing Agreement dated as of September 1, 1991, by and among FMAC, as Servicer, Franchisee Loan Receivables Trust 1991-A, as Association, as Bond Trustee, and all other agreements, instruments and arrangements entered into by FMAC in connection therewith (the "Servicing Contract"), (ii) all transferable rights in any software, including any licenses or warranties, necessary to the performance of the servicing obligations under the Servicing Contract that FMAC owns and or has any rights with respect to, and (iii) the name "Franchise Mortgage Acceptance Corporation" and all goodwill attributable thereto and associated therewith.

                                  ARTICLE II

                            ORGANIZATIONAL MATTERS

     2.1  Formation.  The Members have formed a California limited liability
          ---------
company under the laws of the State of California by filing the Articles with the California Secretary of State and entering into this Agreement. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

     2.2  Name.  The name of the Company shall be "Imperial Credit Franchise
          ----
Mortgage LLC", which name shall be changed to Franchise Mortgage Acceptance Company LLC as, if and when such name is available for use by the Company. The business of the Company may be conducted under that name or any other name that the Managers deem appropriate or advisable.

     2.3  Term.  The term of this Agreement commenced on the filing of the
          ----
Articles and shall continue until June 30, 2045, unless extended or sooner terminated as hereinafter provided.

     2.4  Office and Agent.  The Company shall continuously maintain an office
          ----------------
and registered agent in the State of California. The principal office of the Company shall be 600 Steamboat Road, Greenwich, Connecticut 06830 or at such location as the Managers may determine. The registered agent shall be as stated in the Articles or as otherwise determined by the Managers.

     2.5  Purpose and Business of the Company. The purpose of the Company is to
          -----------------------------------
engage in any lawful activity for which a limited liability company may be organized under the Act. Notwithstanding the foregoing, without the consent of all of the Members, the Company shall not engage in any business other than, the following:

          2.5.1 The business of originating loans, leases and other financial accommodations and providing equity and making investments, directly or indirectly, and selling insurance to or in franchisees or other groups of businesses having a common trade name, sponsoring organization or other common theme similar to a franchise;

          2.5.2 The servicing and monitoring of any such loans, leases, other financial accommodations, equity arrangements and investments; and

          2.5.3 Such other activities directly related to and in furtherance of the foregoing business as may be necessary, advisable, or appropriate, in the reasonable opinion of the Managers.


                                  ARTICLE III

                             CAPITAL CONTRIBUTIONS

     3.1  Initial Capital Contributions.  Each Member shall contribute such
          -----------------------------
amount as is set forth in Exhibit A as his or her initial Capital Contribution, which Exhibit A shall be revised to reflect any additional contributions made in accordance with Section 3.2.

     3.2  Additional Capital Contributions.  No Member shall be required to make
          --------------------------------
any additional Capital Contributions.

     3.3  Capital Accounts.  The Company shall establish and maintain an
          ----------------
individual Capital Account for each Member in accordance with Regulations
Section 1.704-1(b)(2)(iv). If a Member transfers all or a part of his or her Membership Interest in accordance with this Agreement, such Member's Capital Account attributable to the transferred Membership Interest shall carry over to the new owner of such Membership Interest pursuant to Regulations Section 1.704-1(b)(2)(iv)(1).

     3.4  No Interest.  No Member shall be entitled to receive any interest on
          -----------
his or her Capital Contributions.

     3.5  Issuance of Additional Membership Interests.
          -------------------------------------------

          3.5.1 The Company shall not issue additional Membership Interests without the consent of all of the Members, except that a Majority Interest may approve the issuance of additional Membership Interests in: (i) any public offering of Membership Interests pursuant to a Registration Statement filed under the Securities Act of 1933, as amended; or (ii) any other offering of Membership Interests provided that no Member nor its Affiliates shall directly or indirectly purchase any Membership Interests in any such offering and there shall be no understanding or agreement in effect as a result of which a Member or any of its Affiliates shall be entitled to purchase any such additional Membership Interests which are purchased by other Persons.

          3.5.2 Any additional Members shall obtain Membership Interests and will participate in the Net Profits, Net Losses and distributions of the Company on such terms as are determined by the Managers and approved by all of the Members or a Majority Interest in those cases where a Majority Interest is entitled to approve the issuance of additional Membership Interests as provided in Section 3.5.1. Any additional Members shall be required to agree to be bound by the terms of this Agreement, and the issuance of Membership Interests to such Members shall not be effective unless and until the purchaser agrees in writing to be so bound.


                                  ARTICLE IV

                                    MEMBERS

     4.1  Admission of Additional Members.  Except as otherwise set forth
          -------------------------------
herein, the Managers may not admit to the Company additional Members. Assignees may only be admitted as substitute Members in accordance with Article VII.

     4.2  Withdrawals or Resignations.
          ---------------------------

          4.2.1 Any Member may withdraw or resign as a Member at any time upon one hundred twenty (120) days prior written notice to the Company, without prejudice to the rights, if any, of the Company or the other Members under any contract to which the withdrawing Member is a party. In the event of such withdrawal, such Member's Membership Interest shall terminate pursuant to
Section 4.3 other than as set forth herein.

          4.2.2 Notwithstanding the foregoing, if Knyal's employment with the Company is terminated pursuant to Sections 2.2(b), (e), (f) or (g) of the Employment Agreement or as a result of the Company giving a notice pursuant to
Section 2.1 of the Employment Agreement not to renew the Employment Agreement, then Knyal (or his legal representatives) shall, for a period of twenty-four
(24) months from the last day of Knyal's employment, have the right to require the Company to purchase Knyal's Membership Interest which shall be purchased by the Company as provided in Article VIII. Such right shall be exercised by written notice given within such 24 month period by Knyal (or his legal representatives) to the Company of his intention to exercise the "put" set forth in this Section 4.2.2.

          4.2.3 Notwithstanding the foregoing, if Knyal's employment with the Company is terminated pursuant to Sections 2.2(a), (b), (d), (e) or (f) of the Employment Agreement or as a result of Knyal's giving a notice pursuant to
Section 2.1 of the Employment Agreement not to renew the Employment Agreement, then the Company (and/or its designee) shall, for a period of twenty-four (24) months from the last day of Knyal's employment, have the right to require Knyal (or his legal representatives) to sell the Company (and/or its designee) Knyal's Membership Interest which shall be sold by Knyal (or his legal representatives) as provided in Article VIII. Such right shall be exercised by written notice given within such 24 month period by the Company (and/or its designee) to Knyal (or his legal representatives) of its intention to exercise the "call" set forth in this Section 4.2.3.

     4.3  Termination of Membership Interest.  Upon (a) the transfer of a
          ----------------------------------
Member's Membership Interest in violation of Article VII, (b) the occurrence of a Dissolution Event as to such Member which does not result in the dissolution of the Company under Article X, or (c) the withdrawal or resignation of a Member in accordance with Section 4.3, the Membership Interest of a Member shall be terminated by the Managers and thereafter that Member shall be an Assignee only unless such Membership Interest shall be purchased by the Company and/or remaining Members as provided in Article VIII. Each Member acknowledges and agrees that such termination or purchase of a Membership Interest upon the occurrence of any of the foregoing events is not unreasonable under the circumstances existing as of the date hereof. Notwithstanding the foregoing, upon termination of Knyal's employment with the Company under the Employment Agreement, then Knyal shall be deemed to have withdrawn as of the date that his Membership Interest is purchased or sold, as the case may be, in accordance with
Article VIII.

     4.4  Transactions With The Company.  Subject to any limitations set forth
          -----------------------------
in this Agreement and with the prior approval of the Managers, a Member may lend money to and transact other business with the Company, so long as such transaction is not expressly prohibited by this Agreement and so long as the terms and conditions of such transaction, on an overall basis, are fair and reasonable to the Company and are at least as favorable to the Company as those that are generally available from Persons capable of similarly performing them and in similar transactions between parties operating at arm's length. Subject to other applicable law, such Member has the same rights and obligations with respect thereto as a Person who is not a Member.

     4.5  Remuneration To Members.  Except as otherwise specifically provided in
          -----------------------
this Agreement and the Employment Agreement, no Member is entitled to remuneration for acting in the Company business.

     4.6  Voting Rights.  Except as expressly provided in this Agreement or the
          -------------
Articles, Members shall have no voting, approval or consent rights. Members shall have the right to approve or disapprove matters as specifically stated in this Agreement, including the following:

          4.6.1  Unanimous Approval.  The following matters (in addition to
                 ------------------
those otherwise expressly set forth herein) shall require the unanimous vote, approval or consent of all Members who are not the subject of a Dissolution Event or an assignor of a Membership Interest:

                 (i) Except as otherwise set forth herein, the transfer of a Membership Interest and admission of the Assignee as a Member of the Company in accordance with Article VII;

                 (ii) Any amendment of the Articles; and

                 (iii) A decision to compromise the obligation of a Member to return money or property paid or distributed in violation of the Act.

          4.6.2  Approval by Members Holding a Majority Interest. Except as set
                 -----------------------------------------------
forth in Section 5.3.2 or in any other provision of this Agreement, in all other matters in which a vote, approval or consent of the Members is required, a vote, consent or approval of a Majority Interest (or, in instances in which there are defaulting or remaining members, non-defaulting or remaining Members who hold a majority of the Percentage Interests held by all non-defaulting or remaining Members) shall be sufficient to authorize or approve such act.

          4.6.3  Other Voting Rights.  Besides the rights granted in Section
                 -------------------
4.6.1, Members may vote, consent or approve to the extent and on the terms provided in this Agreement in the following Sections:

                 (i)    Section 3.2 on additional Capital Contributions;

                 (ii)   Section 3.5 on admission of new Members;

                 (iii)  Section 5.2 on election and removal of a Manager;

                 (iv) Section 5.3.2 on a change in the purpose or business of the Company;

                 (v)    Section 5.3.2 on reorganization of the Company;

                 (vi) Section 5.3.2 on other limitations on the Managers' authority;

                 (vii) Section 5.6 on transactions with the Managers and Affiliates of the Managers;

                 (viii) Section 10.1 on dissolving the Company; and

                 (ix)   Section 11.1 on indemnification by the Company.



                                   ARTICLE V
                     MANAGEMENT AND CONTROL OF THE COMPANY

     5.1  Management of the Company by Managers.
          -------------------------------------

          5.1.1  Exclusive Management by Managers. Subject to the provisions of
                 --------------------------------
this Agreement relating to actions required to be approved by the Members, the business, property and affairs of the Company shall be managed and all powers of the Company shall be exercised by or under the direction of the Managers.

          5.1.2  Meetings of Managers.  Meetings of the Managers may be called
                 --------------------
by any Manager. All meetings shall be held upon four (4) days notice by mail or forty-eight (48) hours notice (or upon such shorter notice period if necessary under the circumstances) delivered personally or by telephone, telegraph or facsimile. A notice need not specify the purpose of any meeting. Notice of a meeting need not be given to any Manager who signs a waiver of notice or a consent to holding the meeting (which waiver or consent need not specify the purpose of the meeting) or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior to its commencement, the lack of notice to such Manager. All such waivers, consents and approvals shall be filed with the Company records or made a part of the minutes of the meeting. A majority of the Managers present, whether or not a quorum is present, may adjourn any meeting to another time and place. If the meeting is adjourned for more than twenty-four (24) hours, notice of any adjournment shall be given prior to the time of the adjourned meeting to the Managers who are not present at the time of the adjournment. Meetings of the Managers may be held at any place within or without the State of California which has been designated in the notice of the meeting or at such place as may be approved by the Managers. Managers may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Managers participating in such meeting can hear one another. Participation in a meeting in such manner constitutes a presence in person at such meeting. A majority of the authorized number of Managers constitutes a quorum of the Managers for the transaction of business. Except to the extent that this Agreement expressly requires the approval of all Managers, every act or decision done or made by a majority of the Managers present at a meeting duly held at which a quorum is present is the act of the Managers. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of Managers, if any action taken is approved by at least a majority of the required quorum for such meeting.

          Any action required or permitted to be taken by the Managers may be taken by the Managers without a meeting, if all of the Managers individually or collectively consent in writing to such action. Such action by written consent shall have the same force and effect as a unanimous vote of such Managers.

          The provisions of this Section 5.1.2 govern meetings of the Managers if the Managers elect, in their discretion, to hold meetings. However, nothing in this Section 5.1.2 or in this Agreement is intended to require that meetings of Managers be held, it being the intent of the Members that meetings of Managers are not required.

     5.2  Election of Managers.
          --------------------

          5.2.1  Number, Term, and Qualifications.  During the term of this
                 --------------------------------
Agreement, the authorized number of Managers shall consist of not less than seven (7) nor more than nine (9); three (3) of the Managers shall be selected by Knyal and the remaining Managers shall be selected by ICII; provided, however, that in the event that either of Knyal or ICII ceases to be a Member, his/its rights to the election of Managers under this Section 5.2.1 shall terminate.
The number of Managers of the Company shall be fixed from time to time by the affirmative vote or written consent of a Majority Interest; the number of Managers will initially be seven (7). In no instance shall there be less than one Manager and provided further that if the number of Managers is reduced from more than one to one the Articles shall be amended to so state, and if the number of Managers is increased to more than one, the articles shall be amended to delete the statement that the Company has only one Manager. Unless he or she resigns or is removed, each Manager shall hold office for a term of five years. A Manager need not be a Member, an individual, a resident of the State of California, or a citizen of the United States.

          5.2.2  Resignation.  Any Manager may resign at any time by giving
                 -----------
written notice to the Members and remaining Managers without prejudice to the rights, if any, of the Company under any contract to which the Manager is a party. The resignation of any Manager shall take effect upon receipt of that notice or at such later time as shall be specified in the notice. Unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect the Manager's rights as a Member and shall not constitute a withdrawal of a Member.

          5.2.3  Removal.  Any Manager may be removed at any time, with cause,
                 -------
by the affirmative vote of a Majority Interest at a meeting called expressly for that purpose. Any removal shall be without prejudice to the rights, if any, of the Manager under any employment contract and, if the Manager is also a Member, shall not affect the Manager's rights as a Member or constitute a withdrawal of a Member. For purpose of this Section, "cause" shall mean fraud, embezzlement by the Manager concerning the Company or a breach of such Manager's obligations, willful misconduct or gross negligence, which breach, willful misconduct or gross negligence relates to the Manager's activities concerning the Company and have not been cured within 30 days after written notice given by a majority of the Managers specifying such breach, willful misconduct or gross negligence.

          5.2.4  Vacancies.  Any vacancy occurring for any reason in the number
                 ---------
of Managers may be filled by the affirmative vote or written consent of the Member entitled to select such Manager in accordance with Section 5.2.1, or if a Member is not accorded the right to fill such vacancy in accordance with Section 5.2.1, then by a Majority Interest.

     5.3  Powers of Managers.
          ------------------

          5.3.1  Powers of Managers.  Without limiting the generality of Section
                 ------------------
5.1, but subject to Section 5.3.2 and to the express limitations set forth elsewhere in this Agreement, the Managers shall have all necessary powers to manage and carry out the purposes, business, property, and affairs of the Company, including, without limitation, the power to exercise on behalf and in the name of the Company all of the powers described in Corporations Code Section 17003.

          5.3.2  Limitations on Power of Managers.  Notwithstanding any other
                 --------------------------------
provisions of this Agreement, no debt or liability of more than $10,000 may be contracted on behalf of the Company except by the written consent of all Managers. Additionally, the Managers shall not have authority hereunder to cause the Company to engage in the following transactions without first obtaining the affirmative vote or written consent of all of the Members:

                 (i) The sale, exchange or other disposition of all, or substantially all, of the Company's assets occurring as part of a single transaction or plan, or in multiple transactions over a twelve (12) month period, except in the orderly liquidation and winding up of the business of the Company upon its duly authorized dissolution;

                 (ii) The merger of the Company with another limited liability company or limited partnership;

                 (iii) The merger of the Company with a corporation or a general partnership or other Person;

                 (iv)   The establishment of different classes of Members;

                 (v) An alteration of the primary purpose or business of the Company as set forth in Section 2.5;

                 (vi) The lending of money by the Company to any Manager, Member, Affiliate or officer;

                 (vii) Any act which would make it impossible to carry on the ordinary business of the Company;

                 (viii) The confession of a judgment against the Company;

                 (ix)   To file a bankruptcy petition on behalf of the Company;
and

                 (x) Any other transaction described in this agreement as requiring the vote, consent, or approval of the Members in which case the vote required will be as specified in the provision of this Agreement requiring such vote, approval or consent.

     5.4  Performance of Duties; Liability of Managers.  Except as may otherwise
          --------------------------------------------
be provided in the Employment Agreement, a Manager shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, reckless or intentional misconduct, or a knowing violation of law by the Manager.

     5.5  Devotion of Time.  Except as may otherwise be provided in the
          ----------------
Employment Agreement, the Managers are not obligated to devote all of their time or business efforts to the affairs of the Company. The Managers shall devote whatever time, effort, and skill as they deem appropriate for the operation of the Company.

     5.6  Transactions between the Company and the Managers.  Notwithstanding
          -------------------------------------------------
that it may constitute a conflict of interest, the Managers may, and may cause their Affiliates to, engage in any transaction (including, without limitation, the purchase, sale, lease, or exchange of any property or the rendering of any service, or the establishment of any salary, other compensation, or other terms of employment) with the Company so long as such transaction is not expressly prohibited by this Agreement and so long as the terms and conditions of such transaction, on an overall basis, are fair and reasonable to the Company and are at least as favorable to the Company as those that are generally available from Persons capable of similarly performing them and in similar transactions between parties operating at arm's length.

     5.7  Liability of Manager Limited to Manager's Assets.  Under no
          ------------------------------------------------
circumstances will any director, officer, shareholder, member, manager, partner, employee, agent or Affiliate of any Manager have any personal responsibility for any liability or obligation of the Manager (whether on a theory of alter ego, piercing the corporate veil, or otherwise), and any recourse permitted under this Agreement or otherwise of the Members, any former Member or the Company against a Manager will be limited to the assets of the Manager as they may exist from time to time.

     5.8  Payments to Managers.  Except as specified in this Agreement, no
          --------------------
Manager or Affiliate of a Manager is entitled to remuneration for services rendered or goods provided to the Company.

     5.9  Officers.  The Managers may appoint officers at any time.  The
          --------
officers shall serve at the pleasure of the Managers, subject to all rights, if any, of an officer under any contract of employment. Any individual may hold any number of offices. The officers shall exercise such powers and perform such duties as specified in this Agreement and as shall be determined from time to time by the Managers.

     5.10 Limited Liability.  No person who is a Manager or officer or both a
          -----------------
Manager and officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Manager or officer or both a Manager and officer of the Company.

     5.11  Membership Interests of Managers.  Except as otherwise provided in
           --------------------------------
this Agreement, Membership Interests held by the Managers as Members shall entitle each Manager to all the rights of a Member, including without limitation the economic, voting, information and inspection rights of a Member.


                                  ARTICLE VI
          ALLOCATIONS OF NET PROFITS AND NET LOSSES AND DISTRIBUTIONS


     6.1  Allocations of Net Profit and Net Loss.
          --------------------------------------

          6.1.1  Net Loss.  Net Loss shall be allocated to the Members in
                 --------
proportion to their Percentage Interests.

     Notwithstanding the previous sentence, loss allocations to a Member shall be made only to the extent that such loss allocations will not create a deficit Capital Account balance for that Member in excess of an amount, if any, equal to such Member's share of Company Minimum Gain. Any loss not allocated to a Member because of the foregoing provision shall be allocated to the other Members (to the extent the other Members are not limited in respect of the allocation of losses under this Section 6.l.1). Any loss reallocated under this Section 6.1.1 shall be taken into account in computing subsequent allocations of income and losses pursuant to this Article VI, so that the net amount of any item so allocated and the income and losses allocated to each Member pursuant to this
Article VI, to the extent possible, shall be equal to the net amount that would have been allocated to each such Member pursuant to this Article VI if no reallocation of losses had occurred under this Section 6.1.1.

          6.1.2  Net Profit.  Net Profit shall be allocated to the Members in
                 ----------
proportion to their Percentage Interests.

     6.2  Special Allocations.  Notwithstanding Section 6.1:
          -------------------

          6.2.1  Minimum Gain Chargeback.  If there is a net decrease in Company
                 -----------------------
Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, in subsequent fiscal years) in an amount equal to the portion of such Member's share of the net decrease in

Company Minimum Gain that is allocable to the disposition of Company property subject to a Nonrecourse Liability, which share of such net decrease shall be determined in accordance with Regulations Section 1.704-2(g)(2). Allocations pursuant to this Section 6.2.1 shall be made in proportion to the amounts required to be allocated to each Member under this Section 6.2.1. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f). This Section 6.2.1 is intended to comply with the minimum gain chargeback requirement contained in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

          6.2.2  Chargeback of Minimum Gain Attributable to Member Nonrecourse
                 -------------------------------------------------------------
Debt.  If there is a net decrease in Company Minimum Gain attributable to a
----
Member Nonrecourse Debt, during any Fiscal Year, each member who has a share of the Company Minimum Gain attributable to such Member Nonrecourse Debt (which share shall be determined in accordance with Regulations Section 1.704-2(i)(5)) shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, in subsequent Fiscal Years) in an amount equal to that portion of such Member's share of the net decrease in Company Minimum Gain attributable to such Member Nonrecourse Debt that is allocable to the disposition of Company property subject to such Member Nonrecourse Debt (which share of such net decrease shall be determined in accordance with Regulations
Section 1.704-2(i)(5)). Allocations pursuant to this Section 6.2.2 shall be made in proportion to the amounts required to be allocated to each Member under this
Section 6.2.2. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This Section 6.2.2 is intended to comply with the minimum gain chargeback requirement contained in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

          6.2.3  Nonrecourse Deductions.  Any nonrecourse deductions (as defined
                 ----------------------
in Regulations Section 1.704-2(b)(1)) for any Fiscal Year or other period shall be specially allocated to the Members in proportion to their Percentage Interests.

          6.2.4  Member Nonrecourse Deductions.  Those items of Company loss,
                 -----------------------------
deduction, or Code Section 705(a)(2)(B) expenditures which are attributable to Member Nonrecourse Debt for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such items are attributable in accordance with Regulations Section 1.704-2(i).

          6.2.5  Qualified Income Offset.  If a Member unexpectedly receives any
                 -----------------------
adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), or any other event creates a deficit balance in such Member's Capital Account in excess of such Member's share of Company Minimum Gain, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such excess deficit balance as quickly as possible. Any special allocations of items of income and gain pursuant to this Section 6.2.5 shall be taken into account in computing subsequent allocations of income and gain pursuant to this Article VI so that the net amount of any item so allocated and the income, gain, and losses allocated to each Member pursuant to this
Article VI to the extent possible, shall be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this
Section 6.2.5 if such unexpected adjustments, allocations, or distributions had not occurred.

     6.3  Code Section 704(c) Allocations.  Notwithstanding any other provision
          -------------------------------
in this Article VI, in accordance with Code Section 704(c) and the Regulations promulgated thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value on the date of contribution. Allocations pursuant to this Section 6.3 are solely for purposes of federal, state and local taxes. As such, they shall not affect or in any way be taken into account in computing a Member's Capital Account or share of profits, losses, or other items of distributions pursuant to any provision of this Agreement.

     6.4  Allocation of Net Profits and Losses and Distributions in Respect of a
          ----------------------------------------------------------------------
Transferred Interest.  If any Economic Interest is transferred, or is increased
--------------------
or decreased by reason of the admission of a new Member or otherwise, during any Fiscal Year of the Company, Net Profit or Net Loss for such Fiscal Year shall be assigned pro rata to each day in the particular period of such Fiscal Year to which such item is attributable (i.e., the day on or during which it is accrued or otherwise incurred) and the amount of each such item so assigned to any such day shall be allocated to the Member or Assignee based upon his or her respective Economic Interest at the close of such day.

          However, for the purpose of accounting convenience and simplicity, the Company shall treat a transfer of, or an increase or decrease in, an Economic Interest which occurs at any time during a semi-monthly period (commencing with the semi-monthly period including the date hereof as having been consummated on the last day of such semi-monthly period, regardless of when during such semi-monthly period such transfer, increase, of decrease actually occurs (i.e., sales and dispositions made during the first fifteen (15) days of any month will be deemed to have been made on the 15th day of the month).

          Notwithstanding any provision above to the contrary, gain or loss of the Company realized in connection with a sale or other disposition of any of the assets of the Company shall be allocated solely to the parties owning Economic Interests as of the date such sale or other disposition occurs.

     6.5  Distributions of Distributable Cash by the Company.  Subject to
          --------------------------------------------------
applicable law and any limitations contained elsewhere in this Agreement, the Managers may elect from time to time to distribute Distributable Cash to the Members, which distributions shall be in the following order of priority:

          6.5.1 To the Members in proportion to their unreturned Capital Contributions until each Member has recovered his or her Capital Contributions; and

          6.5.2 To the Members in proportion to their Percentage Interests.

Notwithstanding the foregoing, the Company shall make the following mandatory distributions on or before 90 days after the end of each fiscal year: Each Member shall be distributed on an annual basis additional Distributable Cash equal to such Members' tax liability on allocated Net Profits and the Members as a whole, shall be distributed with respect to each fiscal year an amount equal to the GAAP Net Income for such fiscal year up to a maximum of One Million Two Hundred Thousand Dollars ($1,200,000). For the first year of this Agreement (subject to the limitations of Section 6.7 herein) the minimum aggregate distribution shall be no less than Four Hundred Fifty Thousand Dollars ($450,000) and such distributions during said first year shall be made at least bi-weekly. All such distributions shall be made only to the Persons who, according to the books and records of the Company, are the holders of record of the Economic Interests in respect of which such distributions are made on the actual date of distribution. Subject to Section 6.7, neither the Company nor any Manager shall incur any liability for making distributions in accordance with this Section 6.5.

     6.6  Form of Distribution.  A Member, regardless of the nature of the
          --------------------
Member's Capital Contribution, has no right to demand and receive any distribution from the Company in any form other than money. Except as provided in Section 10.4, no Member may be compelled to accept from the Company a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Members and no Member may be compelled to accept a distribution of any asset in kind.

     6.7  Restriction on Distributions.  No distribution shall be made if, after
          ----------------------------
giving effect to the distribution: (i) Such distribution would be in violation of any applicable law; (ii) the amount of such distribution would be in excess of the maximum amount of annual distribution authorized pursuant to Section 6.5 herein; (iii) the Company would not be able to pay its debts as they become due in the usual course of business; or (iv) the Company's total assets would be less than the sum of its total liabilities plus, unless this Agreement provides otherwise, the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights of other Members, if any, upon dissolution that are superior to the rights of the Member receiving the distribution.

                                  ARTICLE VII

                     TRANSFER AND ASSIGNMENT OF INTERESTS

     7.1  Transfer and Assignment of Interests.  Except as otherwise expressly
          ------------------------------------
set forth in this Agreement, no Member shall be entitled to transfer, assign, convey, or sell all or any part of his/her/its Membership Interest (collectively, "transfer") except with the prior written consent of all Members. After the consummation of any transfer of any part of a Membership Interest, the Membership Interest so transferred shall continue to be subject to the terms and provisions of this Agreement and any further transfers shall be required to comply with all the terms and provisions of this Agreement.

     7.2  Further Restrictions on Transfer of Interests.  In addition to other
          ---------------------------------------------
restrictions found in this Agreement, no Member shall transfer, assign, convey, sell, encumber or in any way alienate all or any part of his or her Membership
Interest:  (i) without compliance with all federal and state securities law, and
(ii) if the Membership Interest to be transferred, when added to the total of all other Membership Interests transferred in the preceding twelve (12) consecutive months prior thereto, would cause the tax termination of the Company under Code Section 708(b)(1)(B).

     7.3  Substitution of Members.  An Assignee of a Membership Interest shall
          -----------------------
have the right to become a substitute Member only if (i) the requirements of Sections 7.1 and 7.2 relating to unanimous consent of Members, securities and tax requirements hereof are met, (ii) the Assignee executes an instrument satisfactory to the Managers accepting and adopting the terms and provisions of this Agreement, and (iii) the Assignee pays any reasonable expenses in connection with his or her admission as a new Member. The admission of an Assignee as a substitute Member shall not result in the release of the Member who assigned the Membership Interest from any liability that such Member may have to the Company.

     7.4  No Effect to Transfers in Violation of Agreement.  Upon any transfer
          ------------------------------------------------
of a Membership Interest in violation of this Article VII, the transferee shall have no right to vote or participate in the management of the business, property and affairs of the Company or to exercise any rights of a Member. Such transferee shall only be entitled to become an Assignee and thereafter shall only receive the share of one or more of the Company's Net Profits, Net Losses and distributions of the Company's assets to which. the transferor of such Economic Interest would otherwise be entitled. Notwithstanding the immediately preceding sentences, if, in the determination of the Managers, a transfer in violation of this Article VII would cause the tax termination of the Company under Code Section 708(b)(1)(B), the transfer shall be null and void.

     7.5  Right of First Negotiation.  If any Member desires to transfer all or
          --------------------------
any part of his/her/its Membership Interest, such Member shall notify the Company and the other

Members in writing of such desire and, for a period of thirty (30) days thereafter, the Members and the Company shall negotiate with respect to the purchase of such Member's Membership Interest. During such period, the Member desiring to transfer such Membership Interest may not solicit a transferee for such Membership Interest.

     7.6  Right of First Refusal. If the period described in Section 7.6 expires
          ----------------------
without an agreement being reached as to the purchase of the Membership Interest referred to therein, the Member desiring to transfer his/her/its Membership Interest may solicit transferees. In such event, each time a Member proposes to transfer all or any part of his or her Membership Interest (or as required by operation of law or other involuntary transfer to do so), such Member shall first offer such Membership Interest to the Company and the non-transferring Members in accordance with the following provisions:

          7.6.1 Such Member shall deliver a written notice ("Option Notice") to the Company and the other Members stating (i) such Member's bona fide intention to transfer such Membership Interest, (ii) the Membership Interest to be transferred, and (iii) the purchase price and terms of payment for which the Member proposes to transfer such Membership Interest.

          7.6.2 Within thirty (30) days after receipt of the Option Notice, the Company shall have the right, but not the obligation, to elect to purchase all or any part of the Membership Interest upon the price and terms of Payment designated in the Option Notice. If the Option Notice provides for the payment of non-cash consideration, the Company may elect to pay the consideration in cash equal to the good faith estimate of the present fair market value of the non-cash consideration offered as determined by the Managers. If the Company exercises such right within such thirty (30) day period, the Managers shall give written notice of that fact to the transferring and non-transferring Members.

          7.6.3 If the Company fails to elect to purchase the entire Membership Interest proposed to be transferred within the thirty (30) day period described in Section 7.6.2, the non-transferring Members shall have the right, but not the obligation, to elect to Purchase any remaining share of such Membership Interest upon the price and terms of payment designated in the Option Notice. If the Option Notice provides for the payment of non-cash consideration, such purchasing Members each may elect to pay the consideration in cash equal to the good faith estimate of the present fair market value of the non-cash consideration offered as determined by the Managers. Within sixty (60) days after receipt of the Option Notice, each non-transferring Member shall notify the Managers in writing of his or her desire to purchase a portion of the Membership Interest proposed to be so transferred. The failure of any Member to submit a notice within the applicable period shall constitute an election on the part of that Member not to purchase any of the Membership Interest which may be so transferred. Each Member so electing to purchase shall be entitled to purchase a portion of such Membership Interest in the same proportion that the Percentage Interest Of such Member bears to the aggregate of the Percentage Interests of all of the Members electing to so purchase the Membership Interest being transferred. In the event any Member elects to purchase none or less than all of his or her pro rata share of such Membership Interest, then the other Members can elect to purchase more than their pro rata share.

          7.6.4 If the Company and the other Members elect to purchase or obtain any or all of the Membership Interest designated in the Option Notice, then the closing of such purchase shall occur within ninety (90) days after receipt of such notice and the transferring Member, the Company and/or the other Members shall execute such documents and instruments and make such deliveries as may be reasonably required to consummate such purchase.

          7.6.5 If the Company and the other Members elect not to purchase or obtain, or default in their obligation to purchase or obtain, all of the Membership Interest designated in the Option Notice, then the transferring Member may transfer the portion of the Membership Interest described in the Option Notice not so purchased, providing such transfer (i) is completed within thirty (30) days after the expiration of the Company's and the other Members' right to purchase such Membership Interest, (ii) is made on terms no less favorable to the transferring Member than as designated in the Option Notice, and (iii) complies with Sections 7.1, 7.2 and 7.3 relating to consent of Members, securities and tax requirements; it being acknowledged by the Members that compliance with Sections 7.5 and 7.6.1-.4 does not modify any of the transfer restrictions in Article VII or otherwise entitle a Member to transfer his or her Membership Interest other than in the manner prescribed by Article
VII. If such Membership Interest is not so transferred, the transferring Member must give notice in accordance with this Section prior to any other or subsequent transfer of such Membership Interest.

     7.7  Right of Co-Sale.
          ----------------

          7.7.1 In the event that any Member proposes to sell, pledge or assign, transfer, or otherwise dispose of all or any portion of his/her/its Membership Interest and the provisions of Section 7.6 hereof have been complied with each Member will have a right of co-sale (the "Right of Co-sale") to sell such Member's "Pro Rata Share" of such Membership Interest that such Member proposes to transfer on the same terms as such as described in this Agreement.

          7.7.2 A Member's Pro Rata Share shall be that proportion which the Percentage Interest (the "Co-sale Interest") held by such Member bears to the aggregate of the Percentage Interests of all Members.

          7.7.3 At least 30 days before the proposed date of a sale or transfer of Membership Interest, each Member desiring to transfer such Membership Interest will give a written notice (the "Co-sale Notice") simultaneously to the Company and to each of the Members. The Co-sale Notice shall describe in detail the proposed transfer, including the number of Membership Interest(s) proposed to be transferred, the proposed transfer price or consideration to be paid (which, for consideration the value of which is not readily ascertainable, shall be the fair market value of the Membership Interest to be transferred as most recently determined in good faith by the Managers), the address of the Members proposing to such transfer Membership Interest, and the name and address of the proposed transferee. Each Member shall have the right to sell to the proposed transferee (or, upon the unwillingness of any prospective transferee to purchase directly from such Member, to the selling Member) its Pro Rata Share of the Co-sale Interests (determined as of the date the Notice is delivered to the Company) subject to the Co-sale Notice on the terms set forth in the Co-sale Notice.

          7.7.4 A Member shall exercise his Right of Co-sale by delivering a notice of exercise to the Member proposing to transfer such Membership Interest (with a copy to the Company) within 20 days after the date such notice has been delivered from the Member to the Company and each of the Members. The selling Member shall inform each Member of the decision of each other Member promptly upon learning it.

          7.7.5 The selling Member shall assign to each Member who exercises its Right of Co-sale as much of his interest in the agreement of sale with the prospective transferee or transferees as such Member shall be entitled to and shall accept. To the extent that any prospective transferee or transferees prohibits such assignment or otherwise refuses to purchase a Membership Interest from a Member, the selling Member shall not sell to such prospective transferee or transferees any Membership Interests unless and until, simultaneously with such sale, the selling Member shall purchase such Membership Interests from such Member for the same consideration and on the same terms and conditions as the proposed transfer described in the Co-sale Notice.

          7.7.6 If none of the Members elect to exercise the Right of Co-sale with respect to the Membership Interest subject to the Co-sale Notice, each Member may, not later than 30 days following delivery of the Members of the Co-sale Notice, conclude a transfer of not less than all of the Membership Interest covered by the Co-sale Notice on terms and conditions not more favorable to the Member than those described in the Co-sale Notice. Any proposed transfer of an additional Membership Interest or on terms and conditions more favorable to the Member than those described in the Co-sale Notice, as well as any subsequent proposed transfer of any of the Membership Interest by such Member shall again be subject to the Right of Co-Sale and shall require compliance by the Member with the procedures described in this Section 7.7.

     7.8  Other Permitted Transfer.  The Economic Interest of any Member may be
          ------------------------
transferred subject to compliance with Section 7.2, and without the prior written consent of the Members as required by Section 7.1, upon consent of the Managers, which shall not be unreasonably withheld, by the Member (i) by inter vivos gift or by testamentary transfer to any spouse, parent, sibling, in-law, child or grandchild of the Member, or to a trust for the benefit of the Member or such spouse, parent, sibling, in-law, child or grandchild of the Member, or (ii) to any Affiliate of the Member; it being agreed that, in executing this Agreement, each Member has consented to such transfers.


                                 ARTICLE VIII

                    CONSEQUENCES OF DISSOLUTION EVENTS AND
                      TERMINATION OF MEMBERSHIP INTEREST

     8.1  Dissolution Event.  Upon the occurrence of a Dissolution Event, the
          -----------------
Company shall dissolve unless the remaining Members ("Remaining Members") holding a majority of the Percentage Interests which all Remaining Members hold, consent within ninety (90) days of the Dissolution Event to the continuation of the business of the Company. If the Remaining Members consent to the continuation of the business of the Company, the Company and/or the Remaining Members shall have the right to purchase, and if such right is exercised the Member whose actions or conduct resulted in the Dissolution Event ("Former Member") or such Former Member's legal representative shall sell, the Former Member's Membership Interest ("Former Member's Interest") as provided in this
Article VIII. Notwithstanding the foregoing, upon termination of Knyal's employment with the Company under the Employment Agreement, the provisions of
Section 4.2.2 and/or 4.2.3 shall be applicable, depending on the nature of such termination.

     8.2  Withdrawal.  Notwithstanding Section 8.1, upon the withdrawal by a
          ----------
Member in accordance with Section 4.4, such Member shall be treated as a Former Member, and, unless the Company is to dissolve, the Company and/or the Remaining Members shall have the right to purchase, and if such right is exercised, the Former Member shall sell, the Former Member's Interest as provided in this
Article VIII. Notwithstanding the foregoing, in the event of the termination of Knyal's employment with the Company under the Employment Agreement, the provisions of Section 4.2.2 and/or 4.2.3 shall be applicable, depending on the nature of such termination, and Knyal (or his legal representatives) shall continue as a Member until his Membership Interest is purchased pursuant to this
Article VIII.

     8.3  Purchase Price.  The purchase price for the Former Member's interest
          --------------
shall be the Capital Account balance of the Former Member; provided, however, that if the Former Member, such Former Member's legal representative or the Company, deems the Capital Account balance to vary from the fair market value of the Former Member's Interest by more than ten percent (10%), such party shall be entitled to require an appraisal by providing notice of the request for appraisal within thirty (30) days after the determination of the Remaining Members to continue the business of the Company. In such event, the value of the Former Member's Interest shall be determined by three (3) independent appraisers, one (1) selected by the Former Member or such Former Member's legal representative, one selected by the Company, and one (1) selected by the two (2) appraisers so named. The fair market value of the Former Member's Interest shall be the average of the two (2) appraisals closest in amount to each other. In the event the fair market value is determined to vary from the Capital Account balance by less than ten percent (10%), the party requesting such appraisal shall pay all expenses of all the appraisals incurred by the party offering to enter into the transaction at the Capital Account valuation. In all other events, the party requesting the appraisal shall pay one-half of such expense and the other party shall pay one-half of such expense. Notwithstanding the foregoing, if the Dissolution Event results from a breach of this Agreement by the Former Member, the purchase price shall be reduced by an amount equal to the damages suffered by the Company or the Remaining Members as a result of such breach. Notwithstanding the foregoing, if the purchase of Knyal's Membership Interest is pursuant to Sections 4.2.2 or 4.2.3 herein; the value of Knyal's Membership Interest shall be determined by three (3) independent appraisers (at the Company's cost and expense), one (1) selected by Knyal or by Knyal's legal representative, one (1) selected by the Company, and one (1) selected by the two (2) appraisers so named, and the value of Knyal's Former Member's Interest shall be the average of the two (2) appraisals closest in amount to each other. Each of the appraisers selected pursuant to this
Section 8.3 shall be skilled in valuing businesses such as the Company and shall be independent with respect to the Company, the Members and their Affiliates. Any appraisal procedure required pursuant to this Section 8.3 shall be conducted as follows: each of the Persons entitled to select an appraiser pursuant to this
Section 8.3 shall select his or its appraiser within fifteen (15) days after the occurrence of the event or notice (such as a notice given pursuant to Section
4.2.2 or 4.2.3) that gives rise to the appraisal requirement; the two (2) appraisers so selected shall select a third appraiser within 15 days after their selection; and the three (3) appraisers shall render their appraisals in writing to the Persons interested in such determination within thirty (30) days after the third appraiser is selected.

     8.4  Notice of Intent to Purchase.  Within thirty (30) days after the
          ----------------------------
Managers have notified the Remaining Members as to the purchase price of the Former Member's Interest determined in accordance with Section 8.3, each Remaining Member shall notify the Managers in writing of his/her/its desire to purchase a portion of the Former Member's Interest. The failure of any Remaining Member to submit a notice within the applicable period shall constitute an election on the part of the Member not to purchase any of the Former Member's Interest. Each Remaining Member so electing to purchase shall be entitled to purchase a portion of the Former Member's Interest in the same proportion that the Percentage Interest of the Remaining Member bears to the aggregate of the Percentage Interests of all of the Remaining Members electing to purchase the Former Member's Interest. Notwithstanding the foregoing, in the event of a purchase by

Knyal's Membership interest pursuant to Section 4.2 or 4.3, the Company shall be obligated to purchase Knyal's Membership Interest.

     8.5  Election to Purchase Less Than All of the Former Member's Interest.
          ------------------------------------------------------------------
If any Remaining Member elects to purchase none or less than all of his or her pro rata share of the Former Member's Interest, then the Remaining Members may elect to purchase more than their pro rata share. If the Remaining Members fail to purchase the entire Interest of the Former Member, the Company may purchase any remaining share of the Former Member's Interest. Notwithstanding the foregoing, in the event of a purchase of Knyal's Membership Interest pursuant to
Section 4.2 or 4.3, the Company shall be obligated to purchase Knyal's Membership Interest.

     8.6  Payment of Purchase Price.  The Company or the Remaining Members shall
          -------------------------
at the closing pay in cash the total purchase price for the Former Member's Interest.

     8.7  Closing of Purchase of Former Member's Interest.  The closing for the
          -----------------------------------------------
sale of a Former Member's Interest pursuant to this Article VIII shall be held at 10:00 a.m. at the principal office of Company no later than sixty (60) days after the determination of the purchase price, except that if the closing date falls on a Saturday, Sunday, or California legal holiday, then the closing shall be held on the next succeeding business day. At the closing, the Former Member or such Former Member's legal representative shall deliver to the Company or the Remaining Members an instrument of transfer (containing warranties of title and no encumbrances) conveying the Former Member's Interest. The Former Member or such Former Member's legal representative, the Company and the Remaining Members shall do all things and execute and deliver all papers as may be necessary fully to consummate such sale and purchase in accordance with the terms and provisions of this Agreement.

     8.8  Purchase Terms Varied by Agreement.  Nothing contained herein is
          ----------------------------------
intended to prohibit Members from agreeing upon other terms and conditions for the purchase by the Company or any Member of the Membership Interest of any Member in the Company desiring to retire, withdraw or resign, in whole or in part, as a Member.

     8.9  Restrictions on Mandatory Repurchase.  With respect to any repurchase
          ------------------------------------
of Knyal's Former Member's Interest under this Article VIII, the following shall also apply:

          8.9.1 No mandatory repurchase of Knyal's Former Member's Interest pursuant to Article VIII may be made by the Company if, after giving effect to the repurchase:

                  (i) such repurchase would be in violation of any applicable law;

                  (ii) the Company would not be able to pay its debts as they become due in the ordinary course of business; or

                  (iii) the Company's total assets would be less that the sum of its total liabilities plus, the amount that would be needed, if the Company were to be dissolved at the time of the repurchase, to satisfy the preferential rights of other Members, if any, upon dissolution that and superior to the rights of Knyal.

          8.9.2 The obligation of the Company to ultimately repurchase Knyal's Former Member's Interest under Article VIII when not otherwise prohibited by this Section 8.9 shall not be affected by any prohibition on repurchase under this Section 8.9.

          8.9.3 If the Company does not purchase Knyal's Former Member's Interest for the reasons set forth in Section 8.9.1 or if the Company defaults in effecting such purchase (or if the Company fails to make any mandatory distribution set forth in Section 6.5 herein within ten (10) business days of the date such distribution is to be paid (the "Final Due Date"), then notwithstanding any provisions to the contrary contained in this Agreement, Knyal or his legal representatives) shall continue as a Member with all the rights provided for in this Agreement and, in addition, Knyal (or his legal representatives) shall have the option (the "Sale Option") to cause the assets and business of the Company to be sold at any time within the period of eighteen
(18) months immediately succeeding the date (the "Closing Date") on which the closing of the purchase of Knyal's Former Member's Interest was required to be held or the Final Due Date, as the case may be. The Sale Option may be exercised by written notice to the Company given at any time within such 18 month period. If the Sale Option is exercised, then Knyal (or his legal representatives) shall be entitled to offer the Company for sale on such terms and conditions as he shall select. If Knyal (or his legal representatives) elects to accept any such offer for the sale of the Company, then the Company will accept such offer and the Company will be sold in accordance with the terms of such offer and on the terms and conditions acceptable to Knyal (or his legal representatives). The Company, all of the other Members and the Managers shall cooperate in good faith and shall take such actions and execute such documents as may be reasonably required to effect such sale. If such sale is effected, then Knyal (or his legal representatives) shall receive for his Membership Interest an amount equal to the greater of (x) the purchase price which was to be paid on the Closing Date together with interest thereon at a fluctuating rate equal to 2% above the prime or rate of Citibank N.A. in effect from time to time from the Closing Date until such price is paid or (y) the amount which would have been paid to Knyal (or his legal representatives) with respect to such Membership Interest in accordance with Section 10.4 of this Agreement upon the sale of substantially all of the assets of the Company and the dissolution and winding-up of the Company. Any such amounts to be paid to Knyal (or his legal representatives) shall have priority over and shall be paid before any amounts to be paid to any other Members. Notwithstanding anything contained herein, the obligations of the Company to purchase Knyal's Membership Interest shall continue and shall be effected as soon as the Company is able to purchase such Membership Interest without violating the provisions of
Section 8.9.1.

                                  ARTICLE IX

                   ACCOUNTING, RECORDS, REPORTING BY MEMBERS

     9.1  Books and Records.  The books and records of the Company shall be
          -----------------
kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods followed for federal income tax purposes. The books and records of the Company shall reflect all the Company transactions and shall be appropriate and adequate for the Company's business. Any Member shall have the right to inspect the Company's books and records at any time.
The Company shall maintain at its principal office in California all of the following:

          9.1.1 A current list of the full name and last known business or residence address of each Member and Assignee set forth in alphabetical order, together with the Capital Contributions, Capital Account and Percentage Interest of each Member and Assignee;

          9.1.2 A current list of the full name and business or residence address of each Manager;

          9.1.3 A copy of the Articles and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Articles or any amendments thereto have been executed;

          9.1.4 Copies of the Company's federal, state, and local income tax or information returns and reports, if any, for the six (6) most recent taxable years;

          9.1.5 A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

          9.1.6 Copies of the financial statements of the Company, if any, for the six (6) most recent Fiscal Years; and

          9.1.7 The Company's books and records as they relate to the internal affairs of the Company for at least the current and past four (4) Fiscal Years.

     9.2  Annual Statements.
          -----------------

          9.2.1 The Managers shall cause to be prepared at least annually, at Company expense, information necessary for the preparation of the Members' and Assignees' federal and state income tax returns. The Managers shall send or cause to be sent to each Member or Assignee within ninety (90) days after the end of each taxable year such information as is necessary to complete federal and state income tax or information returns, and, if the Company has thirty-five
(35) or fewer Members, a copy of the Company's federal, state, and local income tax or information returns for that year.

          9.2.2 The Managers shall cause to be filed at least annually with the California Secretary of State the statement required under California Corporations Code (S) 17060.


                                   ARTICLE X

                          DISSOLUTION AND WINDING UP

     10.1 Dissolution.  The Company shall be dissolved, its assets shall be
          -----------
disposed of, and its affairs wound up on the first to occur of the following:

          10.1.1 The happening of any event of dissolution specified in the Articles;

          10.1.2 The entry of a decree of judicial dissolution pursuant to Corporations Code Section 17351;

          10.1.3   The vote of all of the Members;

          10.1.4 The occurrence of a Dissolution Event and the failure of the Remaining Members to consent in accordance with Section 8.1 to continue the business of the Company within ninety (90) days after the occurrence of such event or the failure of the Company or the Remaining Members to purchase the Former Member's Interest as provided in Section 8.2; or

          10.1.5 The sale of all or substantially all of the assets of Company.

     10.2 Certificate of Dissolution.  As soon as possible following the
          --------------------------
occurrence of any of the events specified in Section 10.1, the Managers who have not wrongfully dissolved the Company or, if none, the Members, shall execute a Certificate of Dissolution in such form as shall be prescribed by the California Secretary of State and file the Certificate as required by the Act.

     10.3 Winding Up.  Upon the occurrence of any event specified in Section
          ----------
10.1, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Persons winding up the affairs of the Company shall give written notice of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the records of the Company.

     10.4 Order of Payment Upon Dissolution.  After determining that all the
          ---------------------------------
known debts and liabilities of the Company, including, without limitation, debts and liabilities to Members who are creditors of the Company, have been paid or adequately provided for, the remaining assets shall be distributed to the Members in the following order of priority: (i) first, to the Members in satisfaction for distributions under Sections 17201, 17202 or 17255 of the Corporations Code; (ii) second, to the members for the return of their Capital Contributions in proportion to the unreturned balances thereof; and (iii) thereafter, to the Members in the proportions in which they share in distributions.

     10.5 Limitations on Payments Made in Dissolution.  Except as otherwise
          -------------------------------------------
specifically provided in this Agreement, each Member shall only be entitled to look solely at the assets of the Company for the return of his or her positive Capital Account balance and shall have no recourse for his or her Capital Contribution and/or share of Net Profits (upon dissolution or otherwise) against the Managers or any other Member.

     10.6 Certificate of Cancellation.  The Managers or Members who filed the
          ---------------------------
Certificate of Dissolution shall cause to be filed in the office of, and on a form prescribed by, the California Secretary of State, a Certificate of Cancellation of the Articles upon the completion of the winding up of the affairs of the Company.

                                  ARTICLE XI

                          CONVERSION TO C CORPORATION

     11.1 Notwithstanding anything to the foregoing set forth herein, parties listed on the signature pages hereof hereby agree that the Company shall automatically convert to a "C" Corporation on the effective date of the Company's initial public offering of shares of its capital stock pursuant to a Registration Statement filed pursuant to the Securities Act of 1933, as amended, and that no further consent of the Members or Managers shall be required for such conversion. The Members' Membership Interests shall automatically convert into shares of Common Stock at the same pro rata proportion that the Percentage Interest of each member bears to the aggregate of the Percentage Interests of all of the Members. Each of the Members and Managers agree to take all actions necessary to effectuate such conversion.

                                  ARTICLE XII

                                INDEMNIFICATION

     12.1 Indemnification of Agents.  The Company shall defend and indemnify any
          -------------------------
Member or Manager and may indemnify any other Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a Member, Manager, officer, employee or other agent of the Company or that, being or having been such a Member, Manager, officer, employee or agent, he or she is or was serving at the request of the Company as a manager, director, officer, employee or other agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit. The Managers shall be authorized, on behalf of the Company, to enter into indemnity agreements from time to time with any Person entitled to be indemnified by the Company hereunder, upon such terms and conditions as the Managers deem appropriate in their business judgment.


                                 ARTICLE XIII

                          INVESTMENT REPRESENTATIONS

     13.1  Member Representations.  Each Member hereby represents and warrants
           ----------------------
to, and agrees with, the Managers, the other Members, and the Company as follows:

          13.1.1  Preexisting Relationship or Experience.  (i) He/she/it has a
                  --------------------------------------
preexisting personal or business relationship with the Company or one or more of its officers or control persons or (ii) by reason of his/her/its business or financial experience, or by reason of the business or financial experience of his/her/its financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any affiliate or selling agent of the Company, he/she/it is capable of evaluating the risks and merits of an investment in the Membership Interest and of protecting his/her/its own interests in connection with this investment.

          13.1.2  No Advertising.  He/she/it has not seen, received, been
                  --------------
presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement or any other form of advertising or general solicitation with respect to the sale of the Membership Interest.

          13.1.3  Investment Intent.  He/she/it is acquiring the Membership
                  -----------------
Interest for investment purposes for his/her/its own account only and not with a view to or for sale in connection with any distribution of all or any part of the Membership Interest. No other person will have any direct or indirect beneficial interest in or right to the Membership Interest.

     13.2 Knyal Representations.  Knyal hereby represents and warrants to ICII
          ---------------------
and the Company as follows:

          13.2.1  Authority Relative to This Agreement.  Knyal's owns 100% of
                  ------------------------------------
the outstanding capital stock of FMAC. FMAC has the full right, power and authority to execute and deliver the Assignment and Assumption and to perform the transactions contemplated thereunder. The Assignment and Assumption has been duly executed and delivered by FMAC and are the legal, valid and binding obligation of FMAC, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Neither FMAC or Knyal is subject to or obligated under any contract provision or any license, agreement, indenture, instrument, franchise or Permit, or subject to any judgment, Law, order or decree, which would be breached or violated by or in conflict with the execution and carrying out of the Assignment and Assumption and the transactions contemplated thereunder. The execution, delivery and performance of the Assignment and Assumption and the consummation of the transactions contemplated thereunder will not result in the creation of any Lien upon the Transferred Interests.

          13.2.2  Consents.  No consent of any Person, nor consent of any
                  --------
Governmental Body, is required to be obtained on the part of either FMAC or Knyal to permit the transactions contemplated pursuant to the Assignment and Assumption.

          13.2.3  Tax Matters.  FMAC has fully and timely, properly and
                  -----------
accurately paid any and all such taxes due with respect to the Transferred Interests and there are no pending assessments, asserted deficiencies or claims for additional taxes with respect thereto that have not been paid.

          13.2.4  Title to Transferred Interests.
                  ------------------------------

               (a) FMAC owns and has good and valid title to the Transferred Interests, free and clear of all Liens;

               (b) Upon consummation of the transactions contemplated under the Assignment and Assumption, the Company will have acquired good and valid title in and to, the Transferred Interests, free and clear of all Liens, provided, however, that no representation is made as to the ownership, title or rights to any software; and

               (c) The Company shall be entitled to all of the benefits of the Transferred Interests without the necessity of any consent, authorization or agreement from or with any Person.

          13.2.5  Litigation.
                  ----------

                  (a) There is no Legal Proceeding pending or, to the knowledge of the Knyal, threatened:

                      (i) against either FMAC or Knyal in connection with the Transferred Interests;

                      (ii) that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by the Assignment and Assumption; or

                      (iii) that questions the validity of the Assignment and Assumption or any action taken or to be taken by either FMAC or Knyal in connection with the consummation of the transactions contemplated thereby; and

                  (b) Neither FMAC or Knyal is in default under or in breach or violation of, nor, to Knyal's knowledge, is there any valid basis for any claim of default by either FMAC or Knyal under, or breach or violation by either FMAC or Knyal of, any contract, commitment or restriction to which FMAC or Knyal is a party or to which it or any of its properties including, but not limited to, the Transferred Interests, is subject or bound, where such defaults, breaches, or violations would, in the aggregate, have an adverse effect on the Transferred Interests. To Knyal's knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any other party under or any breach or violation by any other party of, any material contract, commitment, or restriction to which either FMAC or Knyal is bound or by which any of its properties, including but not limited to the Transferred Interests, is subject or bound, where such defaults, breaches, or violations would, in the aggregate, have an adverse effect on the Transferred Interests.

          13.2.6  Compliance with Law.
                  -------------------

                  (a) The Transferred Interests are in compliance with all applicable material Laws and Orders of Governmental Bodies. Neither FMAC or Knyal has received, nor knows of the issuance of, any notice of any violation or alleged violation of any applicable Laws and Orders of Governmental Bodies, with respect to the Transferred Interests; and

                  (b) To Knyal's knowledge, neither FMAC or Knyal is under investigation with respect to any violation of any Law, order or judgment entered by any court, arbitrator or Governmental Body, applicable to the Transferred Interests.

          13.2.7  Disclosure.  No statements by Knyal or FMAC contained in the
                  ----------
Assignment and Assumption and the Schedules and Exhibits attached hereto, or any written statement or certificate furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby and thereby (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.


                                  ARTICLE XIV

                                 MISCELLANEOUS

     14.1 Operations; Senior Loan Committee.  ICII and Knyal agree to use their
          ---------------------------------
best efforts to cause the business of the Company to be conducted in accordance with sound business practice, and in a lawful manner, and to endeavor to preserve for the Company the goodwill of its customers, employees and others having business relations with it. The Managers shall establish a Senior Loan Committee, to which all loan financings shall be submitted for approval. The Committee shall have three (3) members, two of which shall be selected by ICII and the remaining member selected by Knyal. All loan financings must receive the unanimous approval of the Committee. ICII and Knyal also contemplate that a separate loan committee, whose members consist solely of Managers and/or Officers of the Company, will be established; the duty of such committee will be to preapprove certain loans for consideration by the Senior Loan Committee. The composition of any such separate loan committee will be agreed to by ICII and Knyal. The parties acknowledge that Knyal has previously been involved in businesses substantially similar to the business of the Company.

     14.2 Complete Agreement.  This Agreement and the Articles constitute the
          ------------------
complete and exclusive statement of agreement among the Members and Managers with respect to the subject matter herein and therein and replace and supersede all prior written and oral agreements or statements by and among the Members and Managers or any of them. To the extent that any provision of the Articles conflict with any provision of this Agreement, the Articles shall control.

     14.3 Binding Effect.  Subject to the provisions of this Agreement relating
          --------------
to transferability, this Agreement will be binding upon and inure to the benefit of the Members, and their respective successors and assigns.

     14.4 Interpretation.  In the event any claim is made by any Member relating
          --------------
to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or his or her counsel.

     14.5 Jurisdiction.  Each Member hereby consents to the exclusive
          ------------
jurisdiction of the state and federal courts sitting in California in any,action on a claim arising out of, under or in. connection with this Agreement or the transactions contemplated by this Agreement, provided such claim is not required to be arbitrated pursuant to Section 14.6. Each Member further agrees that personal jurisdiction over him or her may be effected by service of process by registered or certified mail addressed as provided in Section 14.8 of this Agreement, and that when so made shall be as if served upon him or her personally within the State of California.

     14.6 Arbitration.  Except as otherwise provided in this Agreement, any
          -----------
controversy between the parties arising out of this Agreement shall be submitted to the American Arbitration Association for arbitration in Los Angeles, California. The costs of the arbitration, including any American Arbitration Association administration fee, the arbitrator's fee, and costs for the use of facilities during the hearings, shall be borne equally by the parties to the arbitration. Attorneys' fees may be awarded to the prevailing party at the discretion of the arbitrator. The provisions of Sections 1282.6, 1283, and 1283.05 of the California Code of Civil Procedure apply to the arbitration. The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement, or not available in a court of law.

     14.7 Severability.  If any provision of this Agreement or the application
          ------------
of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

     14.8 Notices.  Any notice to be given or to be served upon the Company or
          -------
any party hereto in connection with this Agreement must be in writing (which may include facsimile) and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to a Member or Manager at the address specified in Exhibit A hereto. Any party may, at any time by giving five (5) days' prior written notice to the other parties, designate any other address in substitution of the foregoing address to which such notice will be given.

     14.9 Amendments.  All amendments to this Agreement will be in writing and
          ----------
signed by all of the Members.

     14.10  Multiple Counterparts.  This Agreement may be executed in two or
            ---------------------
more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     14.11  Attorney Fees.  In the event that any dispute between the Company
            -------------
and the Members or among the Members should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys' fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law. For the purposes of this Section: (a) attorney fees shall include, without limitation, fees incurred in the following: (1) postjudgment motions; (2) contempt proceedings; (3) garnishment, levy, and debtor and third party examinations; (4) discovery; and
(5) bankruptcy litigation and (b) prevailing party shall mean the party who is determined in the proceeding to have prevailed or who prevails by,dismissal, default or otherwise.

     14.12  Captions.  The Section and Article captions contained in this
            --------
Agreement are inserted only as a matter of convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provisions hereof.

     All of the Members of Imperial Credit Franchise Mortgage LLC, a California limited liability company, have executed this Agreement, effective as of the date written above.

                                    MEMBERS:

                                    /s/ Wayne L. Knyal
                                    ---------------------------------
                                    Wayne L. Knyal


                                    Imperial Credit Industries, Inc.,
                                    a California corporation



                                    By: /s/ H. Wayne Snavely
                                       ------------------------------
                                       H. Wayne Snavely,
                                       Its Chairman of the Board

                                   EXHIBIT A
                                   ---------


           CAPITAL CONTRIBUTION OF MEMBERS AND ADDRESSES OF MEMBERS
                              AND MANAGERS AS OF

                                 JUNE 30, 1995

                                                  Member's Capital               Member's
Member's Name          Member's Address             Contribution           Percentage Interest
-------------------   -------------------   ----------------------------   --------------------

Wayne Knyal           11560 Bellagio Rd.    Transferred Interests                 33.33%
                      Los Angeles, CA.      (defined under Section 1.45
                      90049                 herein and valued at
                                            $  645,000)

Imperial Credit       20371 Irvine Avenue             $1,290,000                  66.66%
Industries, Inc.      Suite 104                       ----------                  ------
                      Santa Ana Heights,
                      CA 92707


                                                      ----------                 -------
Total                                                 $1,935,000                 100.00%
                                                      ==========                 =======

Manager's Name      Manager's Address
----------------    ------------------

Ronald V. Davis     Davis Capital L.L.C.
                    72 Commings Point
                    Stamford, CT  06902

Michael Matkins     Allen, Matkins, Lack
                    Gamble & Mallocy
                    515 S. Figueroa, 8th Floor
                    Los Angeles, CA  90071

Wayne Knyal         11560 Bellagio Road
                    Los Angeles, CA 90049

H. Wayne Snavely    c/o Imperial Credit Industries, Inc.
                    20371 Irvine Avenue
                    Santa Ana Heights, CA 92707

Stephen Shugerman   c/o Southern Pacific Thrift and Loan Association
                    12300 Wilshire Boulevard
                    Los Angeles, CA 90025

Joseph Tomkinson    c/o Imperial Credit Industries, Inc.
                    20371 Irvine Avenue
                    Santa Ana Heights, CA 92707

Perry Lerner        c/o Imperial Credit Industries, Inc.
                    20371 Irvine Avenue
                    Santa Ana Heights, CA 92707

                         ACKNOWLEDGMENT AND AGREEMENT

     The undersigned is a member of Imperial Credit Franchise Mortgage LLC, a California limited liability company (the "Company"). Unless otherwise defined herein, all terms used herein shall have the meanings ascribed to them in the Operating Agreement of the Company dated as of June 30, 1995.

     The undersigned acknowledges, confirms and agrees that he holds his Membership Interest in the Company as a nominee for Franchise Mortgage Acceptance Corporation, a California Corporation ("FMAC"), and that FMAC is the beneficial owner of the entire Membership Interest in the Company held in the name of Knyal as of the date hereof.

Dated: June 30, 1995                       /s/ Wayne L. Knyal
                                           -----------------------
                                           Wayne L. Knyal

                                ACKNOWLEDGMENT

STATE OF NEW YORK  :
                   : SS:
COUNTY OF NEW YORK :

I CERTIFY that on June 30, 1995, WAYNE L. KNYAL personally came before me and stated to my satisfaction that he signed the above Acknowledgment and Agreement as his own act.

                                           /s/ Linda Sperling
                                           ------------------------
                                               Linda Sperling
                                     Notary Public, State of New York
                                               No. 41-4746621
                                         Qualified in Queens County
                                     Commission Expires May 31, 1997